UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 26, 2010

Glu Mobile Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33368	91-2143667
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2207 Bridgepointe Parkway, Suite 300, San Mateo, California		94404
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 532-2400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On August 27, 2010, Glu Mobile Inc. (the "Company") closed its previously announced private placement transaction (the "Private Placement"), issuing (i) an aggregate of 13,495,000 shares of the Company’s common stock (the "Shares") and (ii) warrants initially exercisable to purchase up to 6,747,500 shares of the Company’s common stock (the "Warrants"), for an aggregate offering price of approximately $13.5 million. Each Warrant has an initial exercise price of $1.50 per share of common stock. The Warrants are immediately exercisable, have a five-year term and provide for weighted-average anti-dilution protection in addition to customary adjustment for dividends, reorganization and other common stock events. If the Warrants are fully exercised in accordance with their terms, assuming no intervening adjustment, the Company will receive approximately $10.1 million in additional gross proceeds. The investors in the Private Placement (the "Investors") include the following members of the Company’s board of directors and/or their affiliates: Greenway Capital (Matthew Drapkin), GGV Capital (Hany Nada) and New Enterprise Associates (A. Brooke Seawell).

In connection with the closing of the Private Placement, on August 27, 2010, the Company entered into a Registration Rights Agreement with the Investors (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, (i) the Company agreed to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") by September 26, 2010 (the "Filing Deadline") to register the Shares and the shares of common stock issuable upon exercise of the Warrants (the "Warrant Shares"), and (ii) must get the Registration Statement declared effective by the SEC by December 25, 2010 (the "Effectiveness Deadline"). In the event the Company does not file the Registration Statement on or before the Filing Deadline or have the Registration Statement declared effective by the SEC by the Effectiveness Deadline, the Company will be required to pay liquidated damages in an amount equal to 1.5% of the aggregate amount invested by each Investor for each 30-day period or pro rata portion thereof following the Filing Deadline or Effectiveness Deadline, as applicable, but not both. The Warrants also provide for "net issue" or "cashless exercise" beginning February 27, 2011 upon a failure to have the Registration Statement declared effective by the SEC by the Effectiveness Deadline or other circumstance preventing the Warrant Shares from being freely sold to the public (other than allowed delays), pursuant to which the holder of a Warrant can effectively surrender all or a portion of the Warrant in exchange for shares of common stock with a value equal to the intrinsic value of the portion of the Warrant so surrendered.

The above descriptions of the Warrants and the Registration Rights Agreement are qualified in their entirety by reference to the copies of these agreements which were filed as Exhibits 4.01 and 4.02, respectively, to the Company’s Form 8-K filed with the SEC on July 6, 2010 and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

See the discussion of the Private Placement described in Item 1.01 above. All of the Shares, the Warrants and the Warrant Shares were offered and sold by the Company pursuant to an exemption from the registration requirements of the Securities Act 1933, as amended, provided by Section 4(2) and/or Rule 506 of Regulation D, promulgated thereunder, as a transaction with accredited investors not involving a public offering.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On August 26, 2010, the Company held a special meeting of stockholders at which the Company’s stockholders voted on a proposal (the "Proposal") to approve the issuance of the Shares, the Warrants and the Warrant Shares. The final results of the voting with respect to the Proposal were as follows:

Votes For - 16,275,338
Votes Against - 306,386
Abstentions - 6,338
Broker Non-Votes - 482,274

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

August 30, 2010	By:	/s/ Eric R. Ludwig

Name: Eric R. Ludwig
Title: Senior Vice President and Chief Financial Officer